EXHIBIT 99

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. COMMENTS ON NEWS REPORT
LAUREL, Miss. (March —, 2008) — Sanderson Farms, Inc. (NASDAQ: SAFM) issued the following statement today in response to a news report published on February 29, 2008, to the effect the Company is considering a site in North Carolina for a new processing plant.
     As disclosed in Sanderson Farms’ public filings, including its 2007 Annual Report on Form 10-K, the Company regularly evaluates both internal and external growth opportunities, including potential acquisitions and the possible construction of new production assets, and conducts due diligence activities in connection with such opportunities. As part of this process, the Company evaluates potential sites for new facilities, and it confirms its ongoing review and consideration of sites located in North Carolina. This review is part of the ongoing customary due diligence process and, at this time, no final decision has been made with regard to building a new plant at this, or any other site. The Company’s Board of Directors must approve any new construction projects and will not make any final determination until all due diligence activities and processes have been completed and reported to the board with a recommendation from the Company’s management.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Stock Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2007 Annual Report on Form 10-K.
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